Exhibit 99.1

SpartanNash Announces Preliminary First Quarter 2019 Net Sales and Earnings Results

Reiterates Mid-single Digit Net Sales Growth and Lowers Fiscal 2019 Profit Guidance

Expects to Achieve a Run Rate of Over $20 Million in Annual Cost Savings from Project One Team Initiatives Over the Next 24 Months

GRAND RAPIDS, MICHIGAN – May 9, 2019 – SpartanNash Company (“SpartanNash” or the “Company”) (Nasdaq: SPTN) today provided preliminary net sales and earnings results for the 16-week first quarter ended April 20, 2019.  The Company also updated its outlook for the fiscal year ending December 28, 2019.

David Staples, SpartanNash’s President and Chief Executive Officer commented, “We remain focused on achieving our top five objectives for 2019: 1) growing sales in the mid-single digit range; 2) realizing an annual run rate of at least $15 million of earnings improvements through Project One Team over 24 months; 3) strengthening our management team, systems, food processing and supply chain operations; 4) reducing debt and working capital while lowering financial leverage ratios; and 5) improving adjusted operating earnings and EBITDA.”

Mr. Staples continued, “While we made significant progress against our strategic objectives, challenges in the supply chain, fresh kitchen and retail operations did not allow us to convert our top line success to the bottom line. This, along with the ongoing voluntary recall at our fresh cut fruit operations caused us to fall short of our original financial expectations in the first quarter and will impact our fiscal year 2019 outlook. We continue to be pleased with our sales growth and ability to attract new business at our fresh kitchen operations. Our team remains focused on deploying strategies to generate profitability from this growth, despite the historically tight labor markets and higher cost of transportation. As previously announced in April, we initiated a voluntary recall of certain fresh cut melon products, and we suspended production of all fresh cut fruit items for approximately two weeks. We have resumed production of non-melon products and hope to begin watermelon processing in the next week, with cantaloupe and honeydew to follow, returning us to full production. Food safety is of paramount concern to us and we will always strive to do what is best for our customers. While we suspended production, our team and other outside parties conducted extensive testing; not a single test result was positive for contamination in our products or at our facility. Finally, in our retail operations, we continue to navigate a tough environment, which was compounded in the last period of the quarter by the significant shifts in the timing of government SNAP benefit payments and the Easter holiday.”

“Our team remains committed to improving our operational execution and financial results as we begin the implementation of initiatives in connection with our company-wide program, Project One Team, and we continue to build out our supply chain leadership,” added Mr. Staples. “Project One Team has exceeded our initial expectations and we now estimate the initiative will result in more than $20 million in annual run rate efficiencies and cost reductions when fully implemented over the next 24 months. Additionally, we have made key leadership changes across our organization and engaged a team of outside production experts for our fresh kitchen to improve our execution and best position us for sustainable improvements in our business for the remainder of 2019 and into the future. As we look to the remainder of the fiscal year, we believe our comparisons to the prior year will improve sequentially each quarter.”

Strategic Business Objectives

As outlined in its fourth quarter earnings release and discussed above, the Company has defined its top five objectives for 2019. These objectives remain critical in the context of the Company’s long-term strategy to evolve into a company with a national, highly efficient distribution platform that services a diverse customer base through its three highly complementary business units of Food Distribution, Military Distribution and Retail.

The following summarizes these objectives and the Company’s progress during the first quarter of 2019:

Achieve Mid-Single Digit Sales Growth. The Company advanced this objective in the first quarter, realizing over 6% sales growth compared to the same quarter in the prior year. This growth was bolstered by contributions from the newly acquired Martin’s business in the Retail segment, as well as growth in both the Food Distribution and Military segments. Before the intercompany elimination of Martin’s sales, the Food Distribution segment realized growth of 5.2%.

Realize an annual run rate of at least $15.0 Million of Savings Over the Next 24 Months from Project One Team. The Company has exceeded its objective by identifying over $20.0 million in savings opportunities, which the Company expects to achieve in its run rate over the next 24 months. The effect of implementing these opportunities is not currently expected to be material to earnings in 2019.

Strengthen Management Team, Systems and Supply Chain Operations. During the first quarter, the Company appointed a new Chief Merchandising and Marketing Officer, Chief Information Officer and several other key additions throughout the IT and supply chain operations. Other strategic additions to the management team at various levels are in process. The Company continues to invest in enhancements to its systems and supply chain operations, however some improvements are developing more slowly than initially expected, partly due to the competitive employment environment in both warehousing and transportation.

Reduce Debt and Working Capital While Lowering Financial Leverage Ratios. Adjusted for the funding of the Martin Supermarkets’ acquisition, the Company paid down over $20.0 million in debt in the first quarter of fiscal 2019. The Company also reduced its inventory levels by over 2% from the first quarter of fiscal 2018, without negatively impacting customer service levels, despite continued sales growth. The Company will continue to focus on debt and working capital improvements for the remainder of fiscal 2019.

Improve Adjusted Operating Earnings and Adjusted EBITDA Growth. First quarter of fiscal 2019 profitability was significantly below the Company’s expectations due to the factors mentioned above. The Company is focused on achieving growth in its financial performance through initiatives aligned with the organization’s overall strategy, which include the strategic objectives noted previously. In addition to the items above, the Company is in the process of executing strategic investments in the Retail segment in connection with the implementation of the Company’s new retail brand positioning. The Company expects to begin realizing the benefit of these investments in the second half of 2019.

Fiscal 2019 First Quarter and Full Year Outlook

The Company expects net sales for the 16-week first quarter ended April 20, 2019 to be $2.54 billion compared to net sales of $2.39 billion for the first quarter of fiscal 2018.  For the 2019 first quarter and fiscal year the Company now expects the following:

	Previous Guidance First Quarter Ended April 20, 2019	Preliminary Results First Quarter Ended April 20, 2019
Adjusted EPS from Continuing Operations	$0.33 - $0.37	$0.23 - $0.24
Reported EPS from Continuing Operations	N/A	$0.20 - $0.21
Adjusted EBITDA	N/A	$54 - $55 million

	Previous Guidance Fiscal Year Ending December 28, 2019	Updated Guidance Fiscal Year Ending December 28, 2019
Net Sales Growth	Mid-single digits	Mid-single digits
Adjusted EBITDA	$210 - $220 million	$190 - $205 million
Adjusted EPS from Continuing Operations	$1.70 - $1.80	$1.20 - $1.50
Reported EPS from Continuing Operations	$1.27 - $1.44	$0.70 - $1.04

The Company’s adjusted earnings per diluted share for the remainder of the fiscal year exclude a charge to terminate the Company's frozen pension plan of $15.5 million to $16.5 million, with full fiscal year adjustments totaling $16.5 million to $18.5 million after tax. The financial update provided today is an estimate based on information available to management as of the date of this release and is subject to further changes upon completion of the Company’s standard quarter end closing procedures. This update does not present all necessary information for an understanding of SpartanNash’s financial condition as of April 20, 2019, nor its results of operations for the quarter then ended. A quantitative reconciliation of non-GAAP adjusted earnings per diluted share for the first quarter and full fiscal year 2019 will be provided as part of the Company’s full first quarter financial results.

The Company does not plan to provide preliminary financial results in the future other than in unique circumstances, or in the event of a material event that requires disclosure.  The Company will report full first quarter financial results on Monday, May 20, 2019 before the market opens and host a conference call to discuss its results on Monday, May 20, 2019 at 8:00 a.m. ET.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 161 supermarkets, primarily under the banners of Family Fare Supermarkets, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "outlook," "believe," "anticipates," "continue," "expects," "guidance," "trend," “on track,” “encouraged” or "plan" or similar expressions. The statements in this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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